EXHIBIT 99.1

RALPH LAUREN REPORTS FOURTH QUARTER AND FULL YEAR FISCAL 2026 RESULTS AHEAD OF EXPECTATIONS; PROVIDES INITIAL OUTLOOK FOR FISCAL 2027

•Fourth Quarter and Full Year Revenue Exceeded Expectations, with Fourth Quarter Revenue Up 17% on a Reported Basis and 12% in Constant Currency and Full Year Fiscal 2026 Revenue Up 15% and 12% in Reported and Constant Dollars, Respectively
•Global Direct-to-Consumer Comparable Store Sales Increased 17% in the Fourth Quarter and 13% for the Full Year, Including Positive Retail Comps Across Regions and Channels and Mid-Teens Growth in Average Unit Retail ("AUR") Supported by Strong Full-Price Selling Trends
•Delivered Fourth Quarter Adjusted Gross and Operating Margin Expansion Above Our Outlook; Fiscal 2026 Gross and Operating Margins Both Exceeded Our Next Great Chapter: Drive Annual Targets
•Sustained Balance Sheet Strength with More Than $2 Billion in Cash & Short-Term Investments and Well-Positioned Inventories at Fiscal Year-End
•Returned a Total of More than $700 Million to Shareholders Through Our Dividend and Repurchase of Class A Common Stock in Fiscal 2026; Board of Directors Approves 10% Dividend Increase
•Introduced Preliminary Outlook for Fiscal 2027 Net Revenue Growth of Mid-Single Digits and Continued Operating Margin Expansion, Both on a Constant Currency Basis, Consistent with Our Long-Term, Investor Day Commitments

NEW YORK -- (BUSINESS WIRE) -- May 21, 2026 -- Ralph Lauren Corporation (NYSE:RL), a global leader in the design, marketing, and distribution of luxury lifestyle products, today reported earnings per diluted share of $2.45 on a reported basis and $2.80 on an adjusted basis, excluding restructuring-related and other net charges, for the fourth quarter of Fiscal 2026. This compared to earnings per diluted share of $2.03 on a reported basis and $2.27 on an adjusted basis, excluding restructuring-related and other net charges, for the fourth quarter of Fiscal 2025.

"For nearly 60 years, our brand has stood for optimism, quality, authenticity, and a life well lived," said Ralph Lauren, Executive Chairman and Chief Creative Officer. "From the passion and pursuit of greatness at the Olympics -- the world's biggest stage in sports -- to joyful traditions like Lunar New Year, we are bringing people together through timeless style that celebrates life’s meaningful moments."

"Our teams around the world executed with excellence and agility to deliver a strong first year of our Next Great Chapter: Drive strategic plan," said Patrice Louvet, President and Chief Executive Officer. "While navigating a highly dynamic global operating environment, we exceeded our financial commitments in Fiscal 2026 with revenues surpassing $8 billion for the first time on healthy quality of sales, with balanced contributions across our lifestyle categories, geographies, and channels — a testament to the power of our iconic brand and ability to connect authentically with consumers across generations and cultures."

Mr. Louvet continued, "Looking ahead, we remain focused on driving our multiple engines of growth while continuing to lay the groundwork for sustainable growth and value creation into the future. This gives us confidence in introducing an initial Fiscal 2027 outlook consistent with our Next Great Chapter: Drive commitments, all supported by our highly engaged teams, embracing AI and new technologies, our culture of operating discipline, and a best-in-class balance sheet."

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Key Achievements in Fourth Quarter and Full Year Fiscal 2026

We delivered the following highlights across our strategic priorities in the fourth quarter and full year Fiscal 2026:

•Elevate and Energize Our Lifestyle Brand
◦Drove continued momentum in new customer recruitment with 6.5 million new customers in our direct-to-consumer channels this fiscal year, supported by approximately 70 million social media followers (a high single-digit increase to last year) and meaningful progress in net promoter score to last year
◦Fueled high-quality, new customer recruitment and engagement through key brand moments, with recent investments focused on: our iconic sponsorship of Team USA at the 2026 Milan Cortina Winter Olympics; our Fall '26 Women's Collection fashion show in New York City and Men's Purple Label show in Milan; Women's Polo presentation in Paris; and innovative Lunar New Year activations
•Drive the Core and Expand for More
◦Delivered fourth quarter revenue growth in our Core business, up mid-teens to last year, as well as our high-potential categories — including Women's Apparel, Outerwear and Handbags — up more than 20% to last year, both in constant currency
◦Product highlights this quarter included: our Team USA Olympics collection; our limited-edition MLB capsule celebrating the 2026 World Baseball Classic; our Spring '26 collection capturing the dynamic energy and polished charm of classic sporting pursuits; and the introduction of Polo Blaze, our newest foundational handbag collection debuting in Fall '26, at Paris Fashion Week
◦Increased AUR by mid-teens for both the fourth quarter and full year, driven by continued elevation of our product offering, favorable geographic and channel mix shifts, and increased full-price selling and a reduction in discount rates
•Win in Key Cities with Our Consumer Ecosystem
◦By geography, fourth quarter sales growth was led by Asia, up 31% on a reported basis and 28% in constant currency, with particularly strong growth in China driven by exceptional Lunar New Year sales. Europe sales increased 18% on a reported basis and 6% in constant currency, with balanced growth in retail and wholesale channels. North America continued its solid momentum with sales up 8%, including double-digit direct-to-consumer comps and flat wholesale sales, as better than expected full-price growth offset planned reductions in lower-tier wholesale channels
◦Continued to expand and scale our key city ecosystems over the past fiscal year, including new stores in Chengdu, Sydney, Bangkok, Newport Beach, West Palm Beach, New Delhi, and London, among others
Our business is supported by our fortress foundation, which we define through our five key enablers, including: our engaged and empowered teams; industry-leading, agile operations; advanced technology, artificial intelligence and analytics; resilient partners, communities and materials; and a powerful balance sheet.

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Fourth Quarter Fiscal 2026 Income Statement Review

Net Revenue. In the fourth quarter of Fiscal 2026, revenue increased 17% to $2.0 billion on a reported basis and 12% in constant currency. Foreign currency benefited revenue growth by approximately 450 basis points in the fourth quarter.

Revenue performance for the Company's reportable segments in the fourth quarter compared to the prior year period was as follows:

•North America Revenue. North America revenue in the fourth quarter increased 8% to $763 million. In retail, comparable store sales in North America increased 16%, with a 14% increase in brick and mortar stores and a 21% increase in digital commerce. North America wholesale revenue was approximately flat.

•Europe Revenue. Europe revenue in the fourth quarter increased 18% to $620 million on a reported basis and 6% in constant currency. In retail, comparable store sales in Europe increased 5%, with a 2% increase in brick and mortar stores and a 14% increase in digital commerce. Europe wholesale revenue increased 19% on a reported basis and 7% in constant currency.

•Asia Revenue. Asia revenue in the fourth quarter increased 31% to $564 million on a reported basis and 28% in constant currency. Comparable store sales in Asia increased 25%, with a 25% increase in our brick and mortar stores and a 31% increase in digital commerce.

Gross Profit. Gross profit for the fourth quarter of Fiscal 2026 was $1.4 billion and gross margin was 69.7%. Adjusted gross margin was also 69.7%, 110 basis points above the prior year. Gross margin expansion was driven by favorable geographic, channel, and product mix, AUR growth, and lower cotton costs, more than offsetting increased U.S. tariffs as well as other non-cotton product costs.

Operating Expenses. Operating expenses in the fourth quarter of Fiscal 2026 were $1.2 billion on a reported basis. On an adjusted basis, operating expenses were also $1.2 billion, up 17% to last year. Adjusted operating expense rate was 58.6%, compared to 58.4% in the prior year.

Operating Income. Operating income for the fourth quarter of Fiscal 2026 was $189 million and operating margin was 9.5% on a reported basis. On an adjusted basis, operating income was $218 million and operating margin was 11.0%, 70 basis points above the prior year. Operating income for the Company's reportable segments in the fourth quarter compared to the prior year period was as follows:

•North America Operating Income. North America operating income in the fourth quarter was $134 million. North America operating margin was 17.6%, down 150 basis points to last year.

•Europe Operating Income. Europe operating income in the fourth quarter was $178 million. Europe operating margin was 28.7%, up 380 basis points to last year. Foreign currency favorably impacted operating margin rate by 260 basis points in the fourth quarter.

•Asia Operating Income. Asia operating income in the fourth quarter was $123 million. Asia operating margin was 21.9%, up 250 basis points to last year. Foreign currency favorably impacted operating margin rate by 10 basis points in the fourth quarter.

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Net Income and EPS. Net income in the fourth quarter of Fiscal 2026 was $152 million, or $2.45 per diluted share on a reported basis. On an adjusted basis, net income was $174 million, or $2.80 per diluted share. This compared to net income of $129 million, or $2.03 per diluted share on a reported basis, and net income of $144 million, or $2.27 per diluted share on an adjusted basis, for the fourth quarter of Fiscal 2025.

In the fourth quarter of Fiscal 2026, the Company had an effective tax rate of approximately 21% on a reported basis and 22% on an adjusted basis. This compared to an effective tax rate of approximately 21% on both a reported and adjusted basis in the prior year period.

Full Year Fiscal 2026 Income Statement Review

Net Revenue. For Fiscal 2026, revenue increased 15% to $8.1 billion on a reported basis and was up 12% in constant currency. Foreign currency benefited revenue growth by approximately 280 basis points in the period.

•North America Revenue. For Fiscal 2026, North America revenue increased 9% to $3.3 billion on a reported basis.

•Europe Revenue. For Fiscal 2026, Europe revenue increased 17% to $2.5 billion on a reported basis. In constant currency, revenue increased 9%.

•Asia Revenue. For Fiscal 2026, Asia revenue increased 23% to $2.1 billion on a reported basis. In constant currency, revenue increased 22%.

Gross Profit. Gross profit for Fiscal 2026 was $5.7 billion on a reported basis and gross margin was 69.9%. Adjusted gross margin was also 69.9%, 130 basis points above the prior year. Foreign currency benefited gross margin by 30 basis points in Fiscal 2026.

Operating Expenses. For Fiscal 2026, operating expenses were $4.5 billion on a reported basis, including $118 million in restructuring-related and other net charges. Adjusted operating expenses were $4.4 billion, up 13% to last year. Adjusted operating expense rate was 53.9%, 70 basis points below the prior year.

Operating Income. Operating income for Fiscal 2026 was $1.2 billion and operating margin was 14.5% on a reported basis. On an adjusted basis, operating income was $1.3 billion and operating margin was 16.0%, 200 basis points above the prior year. Operating income for the Company's reportable segments in Fiscal 2026 compared to the prior year was as follows:

•North America Operating Income. North America operating income in Fiscal 2026 was $724 million and operating margin was 21.8%, 80 basis points above last year.

•Europe Operating Income. Europe operating income in Fiscal 2026 was $705 million and operating margin was 27.8%, 180 basis points above last year. Foreign currency favorably impacted operating margin rate by 140 basis points.

•Asia Operating Income. Asia operating income in Fiscal 2026 was $577 million and operating margin was 27.4%, 320 basis points above last year. Foreign currency negatively impacted operating margin rate by 20 basis points.

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Net Income and EPS. In Fiscal 2026, net income was $941 million, or $15.11 per diluted share on a reported basis. On an adjusted basis, net income was $1.0 billion, or $16.59 per diluted share. This compared to net income of $743 million, or $11.61 per diluted share on a reported basis, and net income of $789 million, or $12.33 per diluted share on an adjusted basis for Fiscal 2025.

For Fiscal 2026, the Company had an effective tax rate of 20% on both a reported and adjusted basis. This compared to a tax rate of 22% on both a reported and adjusted basis for Fiscal 2025.

Balance Sheet and Cash Flow Review

The Company ended Fiscal 2026 with $2.1 billion in cash and short-term investments and $1.2 billion in total debt, compared to $2.1 billion and $1.1 billion, respectively, at the end of Fiscal 2025. Inventory at the end of Fiscal 2026 was $1.0 billion, up 7% compared to the prior year period.

The Company had $408 million in capital expenditures in Fiscal 2026, compared to $216 million in the prior year period. The increase was primarily driven by select real estate purchases, investments in new store openings and renovations, digital enhancements, and technology.
The Company repurchased approximately $500 million of Class A Common Stock in Fiscal 2026, with $1.4 billion remaining on its existing share repurchase plan at the end of the fiscal year.

Dividend Increase

The Company announced that its Board of Directors approved a 10% increase in the regular quarterly cash dividend on the Company's Common Stock. The new quarterly cash dividend is $1.00 per share for a total annual dividend amount of $4.00 per share. The next quarterly dividend is expected to be paid on July 10, 2026 to shareholders of record at the close of business on June 26, 2026.
First Quarter and Preliminary Full Year Fiscal 2027 Outlook

The Company's outlook is based on its best assessment of the current geopolitical and macroeconomic environment, including tariffs, inflationary pressures, and other consumer spending-related headwinds, global supply chain disruptions, and foreign currency volatility, among other factors. The full year Fiscal 2027 and first quarter guidance excludes any potential restructuring-related and other net charges that may be incurred in future periods, as described in the "Non-U.S. GAAP Financial Measures" section of this press release. Given the high level of volatility in the current operating environment, this outlook is considered preliminary and subject to change as a result of ongoing macroeconomic developments and other considerations.

For Fiscal 2027, the Company expects constant currency revenues to increase approximately mid-single digits to last year on a 52-week comparable basis, centered around 4% to 5%.

The Company expects operating margin for Fiscal 2027 to expand approximately 40 to 60 basis points in constant currency, driven by modest gross margin expansion and operating expense leverage. Gross and operating margin expansion are expected to be stronger in the first half of the fiscal year, largely due to the timing of key marketing activations compared to the prior year period and a lower prevailing tariff rate of 10% during the period.

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Based on current exchange rates, foreign currency is expected to have a roughly neutral impact on revenue, gross and operating margin in Fiscal 2027.

Fiscal 2027 is a 53-week year, with the 53rd week expected to contribute an additional 1 point to revenue growth and benefit operating margin slightly for the full fiscal year.

For the first quarter, the Company expects revenues to increase approximately mid- to high-single digits to last year on a constant currency basis.

Operating margin for the first quarter is expected to expand approximately 80 to 120 basis points in constant currency, led by gross margin expansion. Foreign currency is expected to have a roughly neutral impact on revenue, gross and operating margin in the first quarter.

The full year Fiscal 2027 tax rate is expected to be in the range of 21% to 22%, assuming a continuation of current tax laws. First quarter of Fiscal 2027 tax rate is expected to be approximately 22% to 23%.

The Company is planning capital expenditures for Fiscal 2027 of approximately 4% to 5% of revenue.

Conference Call

As previously announced, the Company will host a conference call and live online webcast today, Thursday, May 21, 2026, at 9:00 A.M. Eastern. Listeners may access a live broadcast of the conference call on the Company investor relations website at http://investor.ralphlauren.com or by dialing 517-623-4963 or 800-857-5209. To access the conference call, listeners should dial in by 8:45 A.M. Eastern and request to be connected to the Ralph Lauren Fourth Quarter 2026 conference call.

An online archive of the broadcast will be available by accessing the Company's investor relations website at http://investor.ralphlauren.com. A telephone replay of the call will be available from 12:00 P.M. Eastern, Thursday, May 21, 2026 through 6:00 P.M. Eastern, Thursday, May 28, 2026 by dialing 203-369-0605 or 866-405-7293 and entering passcode 6743.

ABOUT RALPH LAUREN

Ralph Lauren Corporation (NYSE:RL) is a global leader in the design, marketing and distribution of luxury lifestyle products in five categories: apparel, handbags, footwear & accessories, fragrances, home, and hospitality. For nearly 60 years, Ralph Lauren has sought to inspire the dream of a better life through authenticity and timeless style. Its reputation and distinctive image have been developed across a wide range of products, brands, distribution channels and international markets. The Company's brand names — which include Ralph Lauren, Ralph Lauren Collection, Ralph Lauren Purple Label, Double RL, Polo Ralph Lauren, Lauren Ralph Lauren, RLX Ralph Lauren, Polo Ralph Lauren Children and Chaps, among others — constitute one of the world's most widely recognized families of consumer brands. For more information, visit https://investor.ralphlauren.com.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release, and oral statements made from time to time by representatives of the Company, may contain certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, statements regarding our current expectations about the Company's future operating results and financial condition, the

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implementation and results of our strategic plans and initiatives, store openings and closings, capital expenses, our plans regarding our quarterly cash dividend and Class A common stock repurchase programs, and our ability to meet citizenship and sustainability goals. Forward-looking statements are based on current expectations and are indicated by words or phrases such as "aim," "anticipate," "outlook," "estimate," "ensure," "commit," "expect," "project," "believe," "envision," "goal," "target," "can," "will," and similar words or phrases. These forward-looking statements involve known and unknown risks, uncertainties, and other factors which may cause actual results, performance, or achievements to be materially different from the future results, performance, or achievements expressed in or implied by such forward-looking statements. The factors that could cause actual results to materially differ include, among others: the loss of key personnel, including Mr. Ralph Lauren, or other changes in our executive and senior management team or to our operating structure, including any potential changes resulting from the execution of our long-term growth strategy, and our ability to effectively transfer knowledge and maintain adequate controls and procedures during periods of transition; the impact to our business resulting from the potential imposition of additional tariffs, duties, or taxes, changes to existing trade agreements, and other charges or barriers to trade, including those recently imposed by the U.S. following the U.S. Supreme Court ruling against the tariffs previously announced under the authority of the International Emergency Economic Powers Act ("IEEPA") and resulting potential refund status of the IEEPA tariffs, any retaliatory measures implemented by impacted countries, and any related impact to global stock markets, foreign currency exchange rates, and existing inflationary pressures, as well as our ability to implement mitigating sourcing strategies; the potential impact to our business resulting from inflationary pressures, including increases in the costs of raw materials, transportation, wages, healthcare, and other benefit-related costs; the impact of economic, political, and other conditions on us, our customers, suppliers, vendors, and lenders, including potential business disruptions related to ongoing military conflicts taking place in various parts of the world, most notably the conflicts involving Iran and other ongoing hostilities in the Middle East, civil and political unrest, diplomatic tensions between the U.S. and other countries and any resulting anti-American sentiment, high interest rates, and bank failures, among other factors described herein; the impact to our business resulting from a prolonged slowdown in economic conditions or changes in consumers' ability, willingness, or preferences to purchase discretionary items and luxury retail products, which tends to decline during periods of economic weakness, and our ability to accurately forecast consumer demand, the failure of which could result in either a build-up or shortage of inventory; the potential impact to our business resulting from supply chain disruptions, including those caused by capacity constraints, closed factories and/or labor shortages (stemming from pandemic diseases, labor disputes, strikes, or otherwise), man-made or natural disasters, scarcity of raw materials, port congestion, and scrutiny or detention of goods produced in certain territories resulting from laws, regulations, or trade restrictions, such as those imposed by the Uyghur Forced Labor Prevention Act ("UFLPA") or the Countering America's Adversaries Through Sanctions Act ("CAATSA"), which could result in shipment approval delays leading to inventory shortages and lost sales, as well as potential shipping delays, inventory shortages, and/or higher freight and other operating costs resulting from port strikes, the recent Red Sea crisis, disruptions to major waterways such as the Suez and Panama canals and the Strait of Hormuz, and/or increases in oil and other energy prices; changes in our tax obligations and effective tax rate due to a variety of factors, including potential changes in U.S. or foreign tax laws and regulations, accounting rules, or the mix and level of earnings by jurisdiction in future periods that are not currently known or anticipated; our ability to effectively manage inventory levels and the increasing pressure on our margins in a highly promotional retail environment; our exposure to currency exchange rate fluctuations from both a transactional and translational perspective; our efforts to successfully enhance, upgrade, and/or transition our global information technology systems and digital commerce platforms; our ability and the ability of our third-party service providers to secure our respective facilities and systems from, among other things, cybersecurity breaches, acts of vandalism, computer viruses, ransomware, or similar Internet or email events; the potential impact on our business

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arising from developments and operational risks related to the implementation of artificial intelligence technologies and associated evolving regulatory requirements; our ability to recruit and retain qualified employees to operate our retail stores, distribution centers, and various corporate functions; our ability to successfully implement our long-term growth strategy; our ability to continue to expand and grow our business internationally and the impact of related changes in our customer, channel, and geographic sales mix as a result, as well as our ability to accelerate growth in certain product categories; our ability to open new retail stores and concession shops, as well as enhance and expand our digital footprint and capabilities, all in an effort to expand our direct-to-consumer presence; our ability to respond to constantly changing fashion and retail trends and consumer demands in a timely manner, develop products that resonate with our existing customers and attract new customers, and execute marketing and advertising programs that appeal to consumers; our ability to competitively price our products and create an acceptable value proposition for consumers; our ability to continue to maintain our brand image and reputation and protect our trademarks; our ability to achieve our goals regarding citizenship and sustainability practices, including those related to climate change, our human capital, and our supply chain, or if our stakeholders disagree with such goals; the potential impact to our business if any of our distribution centers were to become inoperable or inaccessible; the potential impact on our operations and on our suppliers and customers resulting from man-made or natural disasters, including pandemic diseases, severe weather, geological events, and other catastrophic events, such as terrorist attacks, military conflicts, and other hostilities; our ability to achieve anticipated operating enhancements and cost reductions from our strategic initiatives and restructuring plans, as well as the resulting impact to our business, which may be dilutive to our earnings in the short term; the impact to our business resulting from potential costs and obligations related to the early or temporary closure of our stores or termination of our long-term, non-cancellable leases; our ability to maintain adequate levels of liquidity to provide for our cash needs, including our debt obligations, tax obligations, capital expenditures, and potential payment of dividends and repurchases of our Class A common stock, as well as the ability of our customers, suppliers, vendors, and lenders to access sources of liquidity to provide for their own cash needs; the potential impact to our business resulting from the financial difficulties of certain of our large wholesale customers, which may result in consolidations, liquidations, restructurings, and other ownership changes in the retail industry, as well as other changes in the competitive marketplace, including the introduction of new products or pricing changes by our competitors; our ability to access capital markets and maintain compliance with covenants associated with our existing debt instruments; a variety of legal, regulatory, tax, political, and economic risks, including risks related to the importation, exportation, and traceability and transparency of products which our operations are currently subject to, or may become subject to as a result of potential changes in legislation, and other risks associated with our international operations, such as compliance with the Foreign Corrupt Practices Act or violations of other anti-bribery and corruption laws prohibiting improper payments, and the burdens of complying with a variety of foreign laws and regulations, including tax laws, trade and labor restrictions, and related laws that may reduce the flexibility of our business; the potential impact to the trading prices of our securities if our operating results, Class A common stock share repurchase activity, and/or cash dividend payments differ from investors' expectations; our ability to maintain our credit profile and ratings within the financial community; our intention to introduce new products or brands, or enter into or renew alliances; changes in the business of, and our relationships with, major wholesale customers and licensing partners; our ability to make strategic acquisitions and successfully integrate the acquired businesses into our existing operations; and other risk factors identified in the Company's Annual Report on Form 10-K, Form 10-Q and Form 8-K reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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RALPH LAUREN CORPORATION
CONSOLIDATED BALANCE SHEETS
Prepared in accordance with U.S. Generally Accepted Accounting Principles
(Unaudited)

	March 28, 2026	March 29, 2025
	(millions)
ASSETS
Current assets:
Cash and cash equivalents	$1,988.0	$1,922.5
Short-term investments	77.0	160.5
Accounts receivable, net of allowances	491.7	459.5
Inventories	1,014.3	949.6
Income tax receivable	77.8	55.4
Prepaid expenses and other current assets	238.4	242.4
Total current assets	3,887.2	3,789.9
Property and equipment, net	1,070.6	846.4
Operating lease right-of-use assets	1,299.6	1,013.1
Deferred tax assets	345.1	335.4
Goodwill	904.2	888.5
Intangible assets, net	93.3	62.8
Other non-current assets	139.5	111.2
Total assets	$7,739.5	$7,047.3

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$—	$399.7
Accounts payable	431.0	436.0
Current income tax payable	80.0	146.5
Current operating lease liabilities	211.7	225.4
Accrued expenses and other current liabilities	1,103.8	926.1
Total current liabilities	1,826.5	2,133.7
Long-term debt	1,238.9	742.9
Long-term finance lease liabilities	212.3	234.8
Long-term operating lease liabilities	1,325.8	1,044.7
Non-current liability for unrecognized tax benefits	168.7	193.3
Other non-current liabilities	125.9	109.4
Total liabilities	4,898.1	4,458.8
Equity:
Common stock	1.3	1.3
Additional paid-in-capital	3,142.7	3,031.7
Retained earnings	8,310.6	7,590.1
Treasury stock, Class A, at cost	(8,361.9)	(7,734.7)
Accumulated other comprehensive loss	(251.3)	(299.9)
Total equity	2,841.4	2,588.5
Total liabilities and equity	$7,739.5	$7,047.3

Net Cash & Short-term Investments(a)	$826.1	$940.4
Cash & Short-term Investments	2,065.0	2,083.0

(a)     Calculated as cash and cash equivalents, plus short-term investments, less total debt.

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RALPH LAUREN CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
Prepared in accordance with U.S. Generally Accepted Accounting Principles
(Unaudited)

	Three Months Ended		Twelve Months Ended
	March 28, 2026	March 29, 2025	March 28, 2026	March 29, 2025
	(millions, except per share data)
Net revenues	$1,978.7	$1,697.3	$8,114.5	$7,079.0
Cost of goods sold	(599.9)	(532.0)	(2,445.3)	(2,226.1)
Gross profit	1,378.8	1,165.3	5,669.2	4,852.9
Selling, general, and administrative expenses	(1,160.5)	(990.5)	(4,371.9)	(3,863.0)
Restructuring and other charges, net	(29.7)	(19.8)	(118.1)	(57.8)
Total other operating expenses, net	(1,190.2)	(1,010.3)	(4,490.0)	(3,920.8)
Operating income	188.6	155.0	1,179.2	932.1
Interest expense	(13.5)	(10.2)	(54.2)	(44.1)
Interest income	12.4	18.2	53.7	74.0
Other income (expense), net	5.6	(0.7)	(1.0)	(11.3)
Income before income taxes	193.1	162.3	1,177.7	950.7
Income tax provision	(41.5)	(33.3)	(236.6)	(207.8)
Net income	$151.6	$129.0	$941.1	$742.9
Net income per common share:
Basic	$2.49	$2.07	$15.42	$11.86
Diluted	$2.45	$2.03	$15.11	$11.61
Weighted-average common shares outstanding:
Basic	60.9	62.2	61.0	62.6
Diluted	62.0	63.7	62.3	64.0
Dividends declared per share	$0.9125	$0.825	$3.65	$3.30

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RALPH LAUREN CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
Prepared in accordance with U.S. Generally Accepted Accounting Principles
(Unaudited)

	Twelve Months Ended
	March 28, 2026	March 29, 2025
	(millions)
Cash flows from operating activities:
Net income	$941.1	$742.9
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	233.0	219.6
Deferred income tax expense (benefit)	8.4	(50.0)
Stock-based compensation expense	111.0	107.9
Bad debt expense	13.6	9.2
Other non-cash charges	5.4	3.6
Changes in operating assets and liabilities:
Accounts receivable	(35.6)	(27.6)
Inventories	(44.2)	(52.6)
Prepaid expenses and other current assets	(20.0)	(47.4)
Accounts payable and accrued liabilities	142.2	226.2
Income tax receivables and payables	(94.1)	27.9
Operating lease right-of-use assets and liabilities, net	(22.3)	11.7
Other balance sheet changes	(84.3)	63.7
Net cash provided by operating activities	1,154.2	1,235.1
Cash flows from investing activities:
Capital expenditures	(408.1)	(216.2)
Purchases of investments	(634.0)	(781.8)
Proceeds from sales and maturities of investments	723.6	734.3
Acquisitions of intangible assets	(41.2)	—
Other investing activities	3.1	(0.4)
Net cash used in investing activities	(356.6)	(264.1)
Cash flows from financing activities:
Proceeds from the issuance of long-term debt	498.2	—
Repayments of long-term debt	(400.0)	—
Payments of finance lease obligations	(23.2)	(22.0)
Payments of dividends	(216.5)	(201.1)
Repurchases of common stock, including shares surrendered for tax withholdings	(623.8)	(480.9)
Other financing activities	(4.4)	—
Net cash used in financing activities	(769.7)	(704.0)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	37.4	(8.2)
Net increase in cash, cash equivalents, and restricted cash	65.3	258.8
Cash, cash equivalents, and restricted cash at beginning of period	1,929.4	1,670.6
Cash, cash equivalents, and restricted cash at end of period	$1,994.7	$1,929.4

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RALPH LAUREN CORPORATION
SEGMENT INFORMATION
(Unaudited)

	Three Months Ended		Twelve Months Ended
	March 28, 2026	March 29, 2025	March 28, 2026	March 29, 2025
	(millions)
Net revenues:
North America	$762.7	$704.7	$3,329.6	$3,050.1
Europe	619.6	525.5	2,538.9	2,174.9
Asia	563.6	431.6	2,103.5	1,709.4
Other non-reportable segments	32.8	35.5	142.5	144.6
Total net revenues	$1,978.7	$1,697.3	$8,114.5	$7,079.0

Operating income:
North America	$134.4	$134.7	$724.2	$640.1
Europe	177.5	130.9	704.6	566.2
Asia	123.3	83.5	577.2	413.2
Other non-reportable segments	27.9	32.6	123.8	125.8
Total segment operating income	463.1	381.7	2,129.8	1,745.3
Corporate expenses	(244.8)	(206.9)	(832.5)	(755.4)
Restructuring and other charges, net	(29.7)	(19.8)	(118.1)	(57.8)
Total operating income	$188.6	$155.0	$1,179.2	$932.1

12

RALPH LAUREN CORPORATION
CONSTANT CURRENCY FINANCIAL MEASURES
(Unaudited)

Comparable Store Sales Data

	March 28, 2026
	Three Months Ended	Twelve Months Ended
	% Change	% Change
	Constant Currency	Constant Currency
North America:
Digital commerce	21%	14%
Brick and mortar	14%	10%
Total North America	16%	11%

Europe:
Digital commerce	14%	11%
Brick and mortar	2%	4%
Total Europe	5%	6%

Asia:
Digital commerce	31%	34%
Brick and mortar	25%	18%
Total Asia	25%	20%

Total Ralph Lauren Corporation	17%	13%

Operating Segment Net Revenues Data

	Three Months Ended		% Change
	March 28, 2026	March 29, 2025	As Reported	Constant Currency
	(millions)
North America	$762.7	$704.7	8.2%	8.0%
Europe	619.6	525.5	17.9%	6.2%
Asia	563.6	431.6	30.6%	27.6%
Other non-reportable segments	32.8	35.5	(7.7%)	(7.8%)
Net revenues	$1,978.7	$1,697.3	16.6%	12.1%

	Twelve Months Ended		% Change
	March 28, 2026	March 29, 2025	As Reported	Constant Currency
	(millions)
North America	$3,329.6	$3,050.1	9.2%	9.1%
Europe	2,538.9	2,174.9	16.7%	8.7%
Asia	2,103.5	1,709.4	23.1%	21.5%
Other non-reportable segments	142.5	144.6	(1.4%)	(1.5%)
Net revenues	$8,114.5	$7,079.0	14.6%	11.8%

13

RALPH LAUREN CORPORATION
NET REVENUES BY SALES CHANNEL
(Unaudited)

	Three Months Ended
	March 28, 2026					March 29, 2025
	North America	Europe	Asia	Other	Total	North America	Europe	Asia	Other	Total
	(millions)
Sales Channel:
Retail	$464.9	$277.7	$547.3	$—	$1,289.9	$406.8	$238.4	$414.1	$—	$1,059.3
Wholesale	297.8	341.9	16.3	—	656.0	297.9	287.1	17.5	—	602.5
Licensing	—	—	—	32.8	32.8	—	—	—	35.5	35.5
Net revenues	$762.7	$619.6	$563.6	$32.8	$1,978.7	$704.7	$525.5	$431.6	$35.5	$1,697.3

	Twelve Months Ended
	March 28, 2026					March 29, 2025
	North America	Europe	Asia	Other	Total	North America	Europe	Asia	Other	Total
	(millions)
Sales Channel:
Retail	$2,245.9	$1,262.5	$2,024.2	$—	$5,532.6	$2,034.4	$1,104.1	$1,631.6	$—	$4,770.1
Wholesale	1,083.7	1,276.4	79.3	—	2,439.4	1,015.7	1,070.8	77.8	—	2,164.3
Licensing	—	—	—	142.5	142.5	—	—	—	144.6	144.6
Net revenues	$3,329.6	$2,538.9	$2,103.5	$142.5	$8,114.5	$3,050.1	$2,174.9	$1,709.4	$144.6	$7,079.0

14

RALPH LAUREN CORPORATION
GLOBAL RETAIL STORE NETWORK
(Unaudited)

	March 28, 2026	March 29, 2025
North America
Ralph Lauren Stores	53	51
Outlet Stores	166	172
Total Directly Operated Stores	219	223
Concessions	—	—

Europe
Ralph Lauren Stores	57	47
Outlet Stores	54	57
Total Directly Operated Stores	111	104
Concessions	29	30

Asia
Ralph Lauren Stores	177	154
Outlet Stores	87	83
Total Directly Operated Stores	264	237
Concessions	615	641

Global Directly Operated Stores and Concessions
Ralph Lauren Stores	287	252
Outlet Stores	307	312
Total Directly Operated Stores	594	564
Concessions	644	671

Global Licensed Partner Stores
Total Licensed Partner Stores	135	116

15

RALPH LAUREN CORPORATION
RECONCILIATION OF NON-U.S. GAAP FINANCIAL MEASURES
(Unaudited)

	March 28, 2026
	Three Months Ended			Twelve Months Ended
	Reported $ Basis	Foreign Currency Impact	Constant $ Basis	Reported $ Basis	Foreign Currency Impact	Constant $ Basis
	(millions)
Net revenues by segment:
North America	$762.7	$(1.5)	$761.2	$3,329.6	$(1.9)	$3,327.7
Europe	619.6	(61.3)	558.3	2,538.9	(173.8)	2,365.1
Asia	563.6	(13.0)	550.6	2,103.5	(26.1)	2,077.4
Other non-reportable segments	32.8	(0.1)	32.7	142.5	(0.1)	142.4
Total net revenues	$1,978.7	$(75.9)	$1,902.8	$8,114.5	$(201.9)	$7,912.6

	Three Months Ended		Twelve Months Ended
	March 28, 2026	March 29, 2025	March 28, 2026	March 29, 2025
	(millions)
Gross profit:
As reported	$1,378.8	$1,165.3	$5,669.2	$4,852.9
Foreign currency impact	(66.1)		(163.4)
As adjusted in constant currency	$1,312.7		$5,505.8
Gross profit margin	69.7%	68.6%	69.9%	68.6%
Adjusted gross profit margin in constant currency	69.0%		69.6%

16

RALPH LAUREN CORPORATION
RECONCILIATION OF NON-U.S. GAAP FINANCIAL MEASURES (Continued)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	March 28, 2026	March 29, 2025	March 28, 2026	March 29, 2025
	(millions)
Total other operating expenses, net:
As reported	$(1,190.2)	$(1,010.3)	$(4,490.0)	$(3,920.8)
Adjustments:
Next Generation Transformation project charges(1)	22.2	8.1	83.9	25.2
Restructuring plan charges, net(2)	3.5	6.5	25.9	20.4
Charitable donations related to Interchange Case Settlements(3)	24.2	—	24.2	—
Proceeds from Interchange Case Settlements(3)	(24.2)	—	(24.2)	—
Cease-use rent and occupancy expenses(4)	2.2	3.1	8.3	12.2
Charitable donations related to Club Monaco sale(5)	2.1	2.8	2.1	2.8
Club Monaco sale consideration from Regent, L.P.(5)	(0.3)	(0.7)	(2.1)	(2.8)
Total other operating expenses, net adjustments	29.7	19.8	118.1	57.8
As adjusted in reported currency	(1,160.5)	(990.5)	(4,371.9)	(3,863.0)
Foreign currency impact	31.5		81.7
As adjusted in constant currency	$(1,129.0)		$(4,290.2)
Operating expense margin	60.1%	59.5%	55.3%	55.4%
Adjusted operating expense margin in reported currency	58.6%	58.4%	53.9%	54.6%
Adjusted operating expense margin in constant currency	59.3%		54.2%

	Three Months Ended		Twelve Months Ended
	March 28, 2026	March 29, 2025	March 28, 2026	March 29, 2025
	(millions)
Operating income:
As reported	$188.6	$155.0	$1,179.2	$932.1
Adjustments:
Total other operating expense, net adjustments (per above)	29.7	19.8	118.1	57.8
Operating income adjustments	29.7	19.8	118.1	57.8
As adjusted in reported currency	218.3	174.8	1,297.3	989.9
Foreign currency impact	(34.7)		(81.8)
As adjusted in constant currency	$183.6		$1,215.5
Operating margin	9.5%	9.1%	14.5%	13.2%
Adjusted operating margin in reported currency	11.0%	10.3%	16.0%	14.0%
Adjusted operating margin in constant currency	9.7%		15.4%

17

RALPH LAUREN CORPORATION
RECONCILIATION OF NON-U.S. GAAP FINANCIAL MEASURES (Continued)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	March 28, 2026	March 29, 2025	March 28, 2026	March 29, 2025
	(millions)
Income tax provision:
As reported	$(41.5)	$(33.3)	$(236.6)	$(207.8)
Adjustments:
Tax effects of operating income adjustments(6)	(7.5)	(4.5)	(26.0)	(11.8)
Income tax provision adjustments	(7.5)	(4.5)	(26.0)	(11.8)
As adjusted	$(49.0)	$(37.8)	$(262.6)	$(219.6)
Effective tax rate	21.4%	20.5%	20.1%	21.9%
Adjusted effective tax rate	21.9%	20.7%	20.3%	21.8%

	Three Months Ended		Twelve Months Ended
	March 28, 2026	March 29, 2025	March 28, 2026	March 29, 2025
	(millions)
Net income:
As reported	$151.6	$129.0	$941.1	$742.9
Adjustments:
Operating income adjustments (per above)	29.7	19.8	118.1	57.8
Income tax provision adjustments (per above)	(7.5)	(4.5)	(26.0)	(11.8)
Net income adjustments	22.2	15.3	92.1	46.0
As adjusted	$173.8	$144.3	$1,033.2	$788.9

	Three Months Ended		Twelve Months Ended
	March 28, 2026	March 29, 2025	March 28, 2026	March 29, 2025

Net income per diluted common share:
Weighted-average diluted shares outstanding (millions)	62.0	63.7	62.3	64.0
As reported	$2.45	$2.03	$15.11	$11.61
Adjustments:
Net income adjustments per diluted common share(7)	0.35	0.24	1.48	0.72
As adjusted	$2.80	$2.27	$16.59	$12.33

	March 28, 2026	March 29, 2025
	(millions)
Inventories:
As reported	$1,014.3	$949.6
Foreign currency impact	(18.2)
As reported in constant currency	$996.1

18

RALPH LAUREN CORPORATION
FOOTNOTES TO RECONCILIATION OF NON-U.S. GAAP FINANCIAL MEASURES

(1)Next Generation Transformation project charges recorded during the three-month and twelve-month periods ended March 28, 2026 and March 29, 2025 relate to certain costs incurred in connection with the Company's multi-year global project that is expected to significantly transform the way in which the Company operates its business and further enable its long-term strategic pivot towards a global direct-to-consumer-oriented model.
(2)Restructuring plan and other charges, net recorded during the three-month and twelve-month periods ended March 28, 2026 and March 29, 2025 relate to the Company's restructuring activities, primarily associated with severance and benefit costs.
(3)Charges and benefits recorded during the three-month and twelve-month periods ended March 28, 2026 related to charitable donations made by the Company, funded by cash proceeds resulting from settlement agreements reached with Visa, Inc., Mastercard Incorporated, and other named parties to resolve credit card interchange fee litigation matters in which the Company was a plaintiff.
(4)Cease-use rent and occupancy expenses recorded during the three-month and twelve-month periods ended March 28, 2026 and March 29, 2025 related to rent and occupancy costs associated with certain previously exited real estate locations in connection with the Company's past restructuring activities for which the related lease agreements have not yet expired, as well as impairment charges recorded during the three-month and twelve-month periods ended March 29, 2025 to write down certain long-lived assets.
(5)Charges and benefits recorded during the three-month and twelve-month periods ended March 28, 2026 and March 29, 2025 related to charitable donations of consideration received from Regent, L.P. in connection with the Company's sale of its former Club Monaco business during Fiscal 2022 as part of its Fiscal 2021 Strategic Realignment Plan.
(6)Represents tax-related effects of the previously described adjustments to operating income, which were calculated using the respective statutory tax rates for each applicable jurisdiction.
(7)Net income adjustments per diluted common share were calculated by dividing total net income adjustments by the weighted-average diluted shares outstanding during the period. Per share amounts have been calculated using unrounded numbers.

19

NON-U.S. GAAP FINANCIAL MEASURES

Because Ralph Lauren Corporation is a global company, the comparability of its operating results reported in U.S. Dollars is affected by foreign currency exchange rate fluctuations because the underlying currencies in which it transacts change in value over time compared to the U.S. Dollar. Such fluctuations can have a significant effect on the Company's reported results. As such, in addition to financial measures prepared in accordance with accounting principles generally accepted in the U.S. ("U.S. GAAP"), the Company's discussions often contain references to constant currency measures, which are calculated by translating current-year and prior-year reported amounts into comparable amounts using a single foreign exchange rate for each currency. The Company presents constant currency financial information, which is a non-U.S. GAAP financial measure, as a supplement to its reported operating results. The Company uses constant currency information to provide a framework for assessing how its businesses performed excluding the effects of foreign currency exchange rate fluctuations. Management believes this information is useful to investors for facilitating comparisons of operating results and better identifying trends in the Company's businesses. The constant currency performance measures should be viewed in addition to, and not in lieu of or superior to, the Company's operating performance measures calculated in accordance with U.S. GAAP.

This earnings release also includes certain other non-U.S. GAAP financial measures relating to the impact of charges and other items as described herein. The Company uses non-U.S. GAAP financial measures, among other things, to evaluate its operating performance and to better represent the manner in which it conducts and views its business. The Company believes that excluding items that are not comparable from period to period helps investors and others compare operating performance between two periods. While the Company considers non-U.S. GAAP measures useful in analyzing its results, they are not intended to replace, nor act as a substitute for, any presentation included in the consolidated financial statements prepared in conformity with U.S. GAAP, and may be different from non-U.S. GAAP measures reported by other companies.

Adjustments made during the fiscal periods presented include charges recorded in connection with the Company's restructuring activities, as well as certain other charges (benefits) associated with other non-recurring events, as described in the footnotes to the non-U.S. GAAP financial measures above. The income tax benefit (provision) has been adjusted for the tax-related effects of these charges, which were calculated using the respective statutory tax rates for each applicable jurisdiction. Included in this earnings release are reconciliations between the non-U.S. GAAP financial measures and the most directly comparable U.S. GAAP measures before and after these adjustments.

Additionally, the Company's full year Fiscal 2027 and first quarter guidance excludes any potential restructuring-related and other charges that may be incurred in future periods. The Company is not able to provide a full reconciliation of these non-U.S. GAAP financial measures to U.S. GAAP as it is not known at this time if and when any such charges may be incurred in the future. Accordingly, a reconciliation of the Company's non-U.S. GAAP based financial measure guidance to the most directly comparable U.S. GAAP measures cannot be provided at this time given the uncertain nature of any such potential charges that may be incurred in future periods.

20

SOURCE: Ralph Lauren Corporation
Investor Relations:
Corinna Van der Ghinst
ir@ralphlauren.com
Or
Corporate Communications
rl-press@ralphlauren.com

21